Exhibit 6.100

PROMISSORY NOTE

March 31, 2022	$2,440,000.00

FOR VALUE RECEIVED, WARRENVILLE MHP LLC, a South Carolina limited liability company (“Borrower”), promises and agrees to pay to the order of VANDERBILT MORTGAGE AND FINANCE, INC., a Tennessee corporation (“Lender,” which term shall always refer to the lawful holder hereof), at its offices in Maryville, Tennessee, or at such other place as may be designated in writing by Lender, in lawful money of the United States of America, the principal sum of up to Two Million Four Hundred Forty Thousand and No/100 Dollars ($2,440,000.00), or so much thereof as may be disbursed and remain outstanding from time to time by Lender, together with interest on the disbursed and unpaid principal balance outstanding computed from the date of each advance until repaid in full.

This Promissory Note (“Note”) is issued in accordance with and pursuant to that certain Loan Agreement by and between Borrower and Lender of even date herewith (as such may be amended and/or restated from time to time, the “Loan Agreement”), the terms of which are incorporated herein by this reference. Capitalized terms not otherwise defined herein shall have such meaning as set forth in the Loan Agreement.

Interest on the disbursed and unpaid principal balance hereunder shall accrue from the date funds are first disbursed to Borrower at a fixed rate of interest equal to five and fifty-nine one-hundredths percent (5.59%) per annum, or the maximum rate of interest allowed by law, whichever is less (the “Interest Rate”). Interest shall be calculated on the basis of a 360-day year and the actual number of calendar days elapsed.

Each payment due hereunder shall be due on the tenth (10th) day of each month (each a “Due Date”) during the term of this Note. This Note shall be repaid as follows:

(a) Beginning on April 10, 2022, and continuing on each Due Date through and including March 10, 2025, Borrower shall pay to Lender interest on the unpaid principal balance of this Note at the Interest Rate.

(b) On March 10, 2025 the outstanding principal balance hereunder will be amortized at the Interest Rate over three hundred and sixty (360) consecutive monthly installments of principal and interest (the “Monthly Payment”) with the first Monthly Payment due from Borrower on April 10, 2025, and continuing on each Due Date thereafter, through and including February 10, 2027.

(c) On March 10, 2027 (the “Maturity Date”), this Note shall mature and Borrowers shall pay to Lender an amount equal to all accrued but unpaid interest, plus all outstanding principal, costs, fees and expenses.

Should an Event of Default occur under the Loan Agreement which is continuing, then, at the option of Lender, the entire indebtedness hereby evidenced shall become due, payable and collectible then or thereafter, without notice, as Lender may elect regardless of the date of maturity. Lender may waive any default before or after the same has been declared and restore this Note to full force and effect without impairing any rights hereunder, such right of waiver being a continuing one.

Principal and unpaid interest may, at Lender’s option, bear interest following any Event of Default which is continuing at the Default Rate. Commencing on the 11th day after the applicable due date of any missed payment, a five percent (5%) late charge (the “Late Charge”) shall be assessed on the amount of such missed payment. Borrower will pay a fee to Lender of $32.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored. In case of suit, or if this obligation is placed in an attorney’s hands for collection, or to protect the security for its payment, the undersigned will pay all costs of collection and litigation, including a reasonable attorney’s fee.

Lender may delay or forego enforcing any of its rights or remedies under this Note or under the other Loan Documents without waiving such rights and remedies. The failure of Lender to exercise any option to accelerate the indebtedness hereunder or any remedy, or any forbearance, indulgence, or other delay by Lender in the exercise of any such option, shall not constitute a waiver of the right to exercise such option prior to the curing of any such Event of Default or in the event of any subsequent default, whether similar or dissimilar to any prior Event of Default.

All amounts received for payment shall, at the option of Lender, be applied first to any unpaid expenses due under this Note or under any other documents evidencing or securing the obligations or indebtedness of Borrower to Lender, then to any unpaid default interest, then to all other accrued but unpaid interest, and finally, to the reduction of outstanding principal due under this Note. Borrower may prepay the principal balance hereunder in whole or in part, subject to the Prepayment Premiums set forth in the Loan Agreement, and subject to the terms and conditions of the Loan Agreement. All prepayments of principal shall be applied to installments of principal in inverse order of maturity. No such prepayment shall postpone or extend the due date of any subsequent installment or change the amount of any installment. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule until the outstanding balance is paid in full. Rather, early payments will reduce the outstanding principal balance due and may result in Borrower’s making fewer payments or a smaller final payment. Borrower agrees not to send Lender payments marked “paid in full,” “without recourse,” or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Vanderbilt Mortgage and Finance, Inc., Attn: Commercial Lending Division, 500 Alcoa Trail, Maryville, TN 37804.

The makers, endorsers, guarantors and all parties to this Note and all who may become liable for same, jointly and severally waive presentment for payment, protest, notice of protest, notice of nonpayment of this Note, demand and all legal diligence in enforcing collection, any and all rights under the laws of any state to claim or recover any special, exemplary, punitive, consequential or other damages other than actual direct damages, and hereby expressly agree that the lawful owner or holder of this Note may defer or postpone collection of the whole or any part thereof, either principal and/or interest, or may extend or renew the whole or any part thereof, either principal and/or interest, or may accept additional collateral or security for the payment of this Note, or may release the whole or any part of any collateral security and/or liens given to secure the payment of this Note, or may release from liability on account of this Note any one or more of the makers, endorsers, guarantors and/or other parties thereto, all without notice to them or any of them; and such deferment, postponement, renewal, extension, acceptance of additional collateral or security and/or release shall not in any way affect or change the obligation of any such maker, endorser, guarantor or other party to this Note, or of any who may become liable for the payment thereof.

This Note is a secured promissory note.

If for any reason whatsoever the interest and loan fees and charges paid or payable by Borrower hereunder shall exceed the maximum amounts collectible under applicable laws, then, ipso facto, the obligation to pay such interest and loan fees and charges shall be reduced to the maximum amounts collectible under applicable laws, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the outstanding principal balance, or if the outstanding principal balance is paid to zero, any excessive amounts collected shall be refunded to Borrower, so that at no time shall the interest and loan fees and charges paid or payable exceed the maximum amounts permitted from time to time by applicable law.

This Note shall be governed by and construed in accordance with the laws of Tennessee. This Note has been delivered to Lender and accepted by Lender in the State of Tennessee. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the exclusive jurisdiction and venue of all State or Federal courts within the County of Knox, State of Tennessee. LENDER AND BORROWER HEREBY WAIVE THE RIGHT TO ANY JURY TRIAL IN ANY ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM BROUGHT BY EITHER LENDER OR BORROWER AGAINST THE OTHER.

TIME IS OF THE ESSENCE WITH REGARD TO EACH AND EVERY PROVISION OF THIS NOTE.

All notices or elections required or permitted under this Note will be in writing and will be transmitted in the manner and to the addresses set forth in the Loan Agreement.

This Note may not be changed or terminated without the prior written approval of Lender and Borrower. No waiver of any term or provision hereof shall be valid unless in writing signed by Lender.

[Signature page follows]

This Promissory Note is entered into effective as of the date first above written.

BORROWER:

WARRENVILLE MHP LLC

By:	Manufactured Housing Properties Inc., a Nevadacorporation, its Sole Member

	By:	/s/ Michael Z. Anise
Michael Z. Anise, President

STATE OF	NC	)
COUNTY OF	Mecklenburg	)

Before me, the undersigned, a Notary Public of said County and State, personally appeared Michael Z. Anise, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who, upon oath, acknowledged himself to be the President of Manufactured Housing Properties Inc., a Nevada corporation, which is the Sole Member of WARRENVILLE MHP LLC, a South Carolina limited liability company, the within named Borrower, and that he in such capacity, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Borrower in such capacity.

Witness my hand and seal, this 21 day of March 2022.

/s/ Janalyn Bailey
Notary Public

My Commission Expires: 03/25/2024

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